Exhibit 99.1

FOR IMMEDIATE RELEASE

HANDLEMAN COMPANY REPORTS THIRD QUARTER RESULTS

Troy, Michigan – February 24, 2006, Handleman Company (NYSE: HDL), www.handleman.com, today announced results for its third quarter of fiscal year 2006, which ended January 31, 2006.

Revenues for the third quarter of this year were $485.0 million, compared to $459.3 million for the third quarter of last year. Net income was $14.0 million or $.68 per diluted share, compared to net income of $20.8 million or $.94 per diluted share for the same quarter of last year.

Higher revenues for the third quarter of this year were attributable to Crave Entertainment Group (CEG) and the Company’s United Kingdom (UK) operation, offset in part by lower revenues within the Company’s U.S. music operation. CEG, which the Company acquired on November 22, 2005, had revenues for the ten weeks ended January 31, 2006 of $53.8 million. Revenues within the Company’s UK operation increased $14.1 million or 13% from the third quarter of last year.

Stephen Strome, Chairman and CEO of Handleman Company commented, “Revenues within our U.S. music operation during the third quarter this year were impacted by the previously announced reassignment of 425 customers’ stores to other suppliers during the first and second quarters of this fiscal year. In addition, the general weakness in overall music industry sales, particularly during this past holiday season, also impacted our revenues. U.S. music industry sales during our fiscal third quarter were down 6.2% compared to the same period the prior year.”

The Company’s gross profit margin, as a percentage of revenues, was 16.8% for the third quarter of this year, compared to 19.0% for the third quarter of last year. The year-over-year decrease in gross profit margin percentage was influenced by the addition of CEG, as well as a higher proportion of non-serviced revenues, and an increase in UK revenues as a percentage of total revenues, all of which earned a lower gross profit margin than the Company’s consolidated gross margin.

Selling, general and administrative (SG&A) expenses for the third quarter of this year were $59.1 million or 12.2% of revenues, compared to $54.8 million or 11.9% of revenues for the same quarter of last year. SG&A expenses this year included $5.3 million of CEG operating expenses.

Net investment expense for the third quarter of this year was $1,135,000, compared to net investment income of $145,000 for the same quarter of last year. The change was primarily due to borrowings to fund the acquisition of CEG and higher interest rates.

Share Repurchase Activity

During the third quarter of this fiscal year, the Company repurchased 500,000 shares of its common stock at an average price of $12.97 per share. This brings the total number of shares repurchased under the Company’s current 15% share repurchase authorization to 1.9 million, or 57% of the total authorization. As of January 31, 2006, the Company had 20,158,357 shares outstanding.

Nine Months Fiscal 2006

Revenues for the first nine months of this fiscal year were $1.03 billion, compared to $986.7 million for the first nine months of last year, an increase of 4%. The higher revenues this year were attributable to the addition of CEG and REPS, coupled with higher revenues in the Company’s UK operation.

Net income for the first nine months of this year was $20.1 million or $.95 per diluted share, compared to $29.8 million or $1.31 per diluted share for the same period of last year. The lower net income this year was mainly due to a decline in the Company’s gross profit margin.

Crave Entertainment Group

As previously announced, on November 22, 2005 Handleman Company acquired CEG, a distributor of video game software, hardware and accessories to major retailers throughout the United States. For the ten weeks ended January 31, 2006, CEG had revenues of $53.8 million and operating income of $1.0 million. The Company has identified several integration opportunities to grow sales, as well as synergies that will reduce costs. The Company is in the process of executing these plans and expects to realize benefits during the second half of calendar 2006.

Guidance for Balance of Fiscal Year 2006

Declining music industry sales and uncertainty about the success of upcoming new music releases, coupled with the recent softness in console video game industry sales are expected to have a negative impact on the Company’s near-term operating performance. Accordingly, the Company expects its operating results for the balance of its fiscal year 2006 to be substantially below the same period of the prior year. The uncertainty surrounding these factors precludes the Company from providing more specific guidance at this time. Should these industry factors continue, the Company will re-evaluate if it is appropriate to provide future earnings guidance.

Call Notice

Handleman Company will host a conference call to discuss the third quarter of fiscal year 2006 financial and operating results on Friday, February 24, 2006 at 11:00 a.m. (Eastern Time). To participate in the teleconference call (in listen mode only), please dial 800-442-9683 at least five minutes before the start of the conference call. In addition, Handleman Company will simulcast the conference live via the Internet. The web cast can be accessed and will be available for 30 days on the investor relations page of Handleman Company’s web site, www.handleman.com. A telephone replay of the conference call will be available until Tuesday, February 28, 2006 at midnight by calling 800-642-1687 (PIN Number 5272828).

About Handleman Company:

Handleman Company is a category manager and distributor of prerecorded music and video game hardware, software and accessories. For music, its customers include leading retailers in the United States, United Kingdom, and Canada. For video game hardware, software and accessories, its customers include leading retailers in the United States. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores. Services offered include product selection, direct-to-store shipments, marketing and in-store merchandising.

Forward-Looking and Cautionary Statements

Information in this press release contains forward-looking statements, which are not historical facts. These statements involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements including, without limitation, risks associated with achieving the business integration objectives expected with the Crave Entertainment Group acquisition, changes in the music and video game industries, continuation of satisfactory relationships with existing customers and suppliers, establishing satisfactory relationships with new customers and suppliers, effects of electronic commerce inclusive of digital music distribution, success of new music and video game releases, dependency on technology, ability to control costs, relationships with the Company’s lenders, pricing and competitive pressures, dependence on third-party carriers to deliver products to customers, the ability to secure funding or generate sufficient cash required to build and grow new businesses, the occurrence of catastrophic events or acts of terrorism, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Handleman Company notes that the preceding conditions are not a complete list of risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Handleman Company:	Media Relations:
Greg Mize,	David Bassett
Vice President, Investor Relations	(248) 855-6777, Ext. 132
(248) 362-4400, Ext. 211

Thomas Braum,	Fred Marx
Sr. Vice President and CFO	(248) 855-6777, Ext. 131
(248) 362-4400, Ext. 718

- Tables Follow -

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

(unaudited)

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended
	Jan. 31, 2006	Jan. 31, 2005	Jan. 31, 2006	Jan. 31, 2005
Revenues	$485,021	$459,270	$1,027,669	$986,669
Costs and expenses:
Direct product costs	403,643	372,033	851,646	796,670
Selling, general and administrative expenses	59,098	54,770	153,951	145,219

Operating income	22,280	32,467	22,072	44,780
Investment (expense) income, net	(1,135)	145	3,687	2,192

Income from continuing operations before income taxes	21,145	32,612	25,759	46,972
Income tax expense	7,169	11,846	5,295	16,645

Income from continuing operations	13,976	20,766	20,464	30,327
Loss from discontinued operations, net of taxes	—	—	(362)	(483)

Net income	$13,976	$20,766	$20,102	$29,844

Basic net income (loss) per share:
- From continuing operations	$.69	$.94	$.98	$1.33
- From discontinued operations	—	—	(.02)	(.02)

Total basic net income per share	$.69	$.94	$.96	$1.31

Diluted net income (loss) per share
- From continuing operations	$.68	$.94	$.97	$1.33
- From discontinued operations	—	—	(.02)	(.02)

Total diluted net income per share	$.68	$.94	$.95	$1.31

Weighted average number of shares outstanding - basic	20,398	22,092	20,959	22,719

- diluted	20,692	22,143	21,167	22,775

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	January 31, 2006	January 31, 2005
Assets
Cash and cash equivalents	$8,217	$25,737
Accounts receivable	336,226	278,112
Merchandise inventories	193,191	147,751
Other current assets	15,711	14,613

Total current assets	553,345	466,213
Property and equipment, net of depreciation and amortization	57,046	60,566
Other assets, net	103,572	24,170

Total assets	$713,963	$550,949

Liabilities
Debt, current	$5,385	$—
Accounts payable	266,443	189,535
Other current liabilities	35,811	43,665

Total current liabilities	307,639	233,200
Debt, non-current	97,000	—
Other liabilities	14,971	11,639
Shareholders’ equity	294,353	306,110

Total liabilities and shareholders’ equity	$713,963	$550,949

ADDITIONAL INFORMATION FROM CONTINUING OPERATIONS (amounts in thousands)

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended
	Jan. 31, 2006	Jan. 31, 2005	Jan. 31, 2006	Jan. 31, 2005
Income from continuing operations	$13,976	$20,766	$20,464	$30,327
Investment expense (income), net	1,135	(145)	(3,687)	(2,192)
Income tax expense (benefit)	7,169	11,846	5,295	16,645
Depreciation/amortization expense	5,166	4,633	14,035	13,101
Recoupment of license advances	1,629	—	1,629	—

Adjusted EBITDA*	$29,075	$37,100	$37,736	$57,881

Additions to property and equipment	$1,408	$1,622	$9,000	$12,355

*	Adjusted EBITDA is computed as income from continuing operations, less net investment income plus income tax expense, net investment expense, depreciation expense, amortization expense, and recoupment of license advances.